UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2015

Genesis Healthcare, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 East State Street Kennett Square, PA	19348
(Address of Principal Executive Offices)	(Zip Code)

(610) 444-6350

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On February 2, 2015, in connection with the consummation of the transactions contemplated by the Purchase and Contribution Agreement, dated as of August 18, 2014, as amended (the “Purchase Agreement”), between Genesis Healthcare, Inc. (f/k/a/ Skilled Healthcare Group, Inc.) (the “Company”) and FC-GEN Operations Investment, LLC (the “Transactions”), the Board of Directors (the “Board”) of the Company was increased to 11 members, and Michael E. Boxer, Robert M. Le Blanc, M. Bernard Puckett, Linda Rosenstock, M.D., M.P.H. and Bruce A. Yarwood resigned from their positions as directors of the Company.

Robert H. Fish and Glenn S. Schafer continue to serve as directors of the Company. Effective February 2, 2015, the following individuals were appointed by the Board as directors of the Company pursuant to the terms of the Purchase Agreement, to fill the vacancies resulting from the resignations of the individuals referred to above and an increase in the size of the Board: James Bloem, John DePodesta, Steven Fishman, George V. Hager, Jr., Robert Hartman, Joshua Hausman, James V. McKeon, David Reis and Arnold Whitman.

In connection with the consummation of the Transactions, Steven Fishman was appointed Chairman of the Board, and the Board’s Committees were constituted as follows:

•	Audit Committee: James Bloem (Chairman), John DePodesta and Glenn S. Schafer

•	Corporate Governance, Quality and Compliance Committee: Robert Fish (Chairman), Robert Hartman, Joshua Hausman and James V. McKeon

•	Compensation Committee: David Reis (Chairman), John DePodesta, Robert Fish and Arnold Whitman

Pursuant to indemnification agreements entered into by the Company with each director of the Company, including Messrs. Fish and Schafer (each, an “Indemnitee”), if an Indemnitee is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceeding, the Company will, under the circumstances and to the extent provided for in the indemnification agreement, indemnify, and advance certain expenses to, the Indemnitee to the fullest extent permitted by applicable law. The indemnification agreement further provides procedures for the determination of an Indemnitee’s right to receive indemnification and the advancement of expenses.

Executive Officers

In connection with the consummation of the Transactions, effective February 2, 2015, all of the following officers of the Company were removed: Christopher N. Felfe, Robert H. Fish, Roland G. Rapp, Laurie A. Thomas and Paxton Wiffler. Messrs. Fish’s and Wiffler’s employment terminated effective February 2, 2015, and Messrs. Felfe’s and Rapp’s employment will terminate effective March 4, 2015. Each of these former officers will receive severance and retention payments in accordance with the terms of previously disclosed agreements with the Company. Ms. Thomas continues to be employed by the Company.

In connection with the consummation of the Transactions, effective February 2, 2015, the following individuals, among others, were appointed to serve as officers of the Company:

•	George V. Hager, Jr., Chief Executive Officer

•	Thomas DiVittorio, Chief Financial Officer, Treasurer and Assistant Secretary

•	Robert A. (“Mike”) Reitz, President and Chief Operating Officer of Genesis Administrative Services

•	Stephen Young, Vice President, Controller

Biographical information and business experience for Mr. Hager and Mr. DiVittorio are included in the section entitled “Management After the Combination—Board of Directors and Management” in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2015, and such information is incorporated by reference herein.

Mr. Reitz and Mr. Young’s biographical information and business experience are set forth below:

Robert A. (“Mike”) Reitz (Age: 64): Mr. Reitz has served as Executive Vice President and Chief Operating Officer of Genesis HealthCare LLC since 2003. He has served in multiple operating positions since joining Genesis HealthCare in 1992. Prior to joining Genesis HealthCare, Mr. Reitz served in various positions in the long-term care field, including in day to day operations and as an Administrator, Regional Director, Corporate Director of Human Resources, Vice President of Operations and Vice President of Administration and Product Development. Mr. Reitz has also had significant involvement in the Alzheimer’s Association of Greater Maryland, where he has served as a Board member and Chapter President.

Stephen Young (Age: 43): Mr. Young has served as Vice President, Corporate Controller and Principal Accounting Officer of Genesis HealthCare LLC since 2008. He has served in various positions in finance since joining Genesis HealthCare in 1994. Before becoming Vice President, Corporate Controller and Principal Accounting Officer, Mr. Young served as the Director of Financial Reporting with primary responsibility for consolidated reporting and accounting research.

CEO Employment Agreement

On February 2, 2015, the Company entered into an employment agreement with Mr. Hager which sets forth the terms and conditions of his service with the Company as its Chief Executive Officer following the closing of the Transactions (the “Closing”).

Mr. Hager’s agreement became effective as of the Closing and will continue in effect for an initial term until March 31, 2020, subject to automatic renewals of additional successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal.

Mr. Hager’s employment agreement provides for a base salary of $810,105.72, which will be reviewed periodically and may be increased, but not decreased, in an effort to maintain Mr. Hager’s compensation level is market as compared to other CEOs in companies of a similar size and in the same industry. Mr. Hager is eligible for a target annual bonus of 100% of his base salary. In addition, Mr. Hager will be eligible to participate in Company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other senior executive officers generally, the amount and terms of which will be set by the Compensation Committee.

Mr. Hager will also be entitled to participate in any welfare benefit plans, pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the Company and will be entitled to receive perquisites generally provided to other executive officers of the Company, as well as $3 million of “whole life” life insurance coverage.

Mr. Hager’s employment agreement provides that if his employment is terminated by the Company without cause or due to disability or by Mr. Hager for good reason (each as defined in the agreement and described below), and he executes a mutual release of claims (if required by the Company) and he continues to comply with all applicable restrictive covenants, he will receive (i) the greater of (a) his base salary for the remainder of his employment term, plus the bonus amount for the previous year, or (b) two times Mr. Hager’s highest base salary from the prior three years of service plus two times his target bonus for the year of termination, in each case payable over a two-year period after termination; (ii) a pro-rated annual bonus for the year of termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) full vesting of all equity-based awards, to the extent unvested upon his termination.

In the case of Mr. Hager’s death, the Company will pay a lump sum equal to his base salary from the date of termination to the end of his employment term and a pro rata bonus for the year of termination.

Mr. Hager’s employment agreement provides that if his employment term is terminated by non- renewal by the Company or by Mr. Hager, he will receive continued base salary for one year after termination.

Mr. Hager’s employment agreement includes a non-competition provision that states that Mr. Hager will not, subject to certain listed exceptions, compete with, or solicit the Company’s customers or employees during employment and for the two-year period following the termination of employment. The employment agreement also contains covenants relating to the treatment of confidential information and 2-year post-termination cooperation provisions.

For purposes of Mr. Hager’s employment agreement, “good reason” means, in summary, (i) a reduction in base salary; (ii) any alteration to the terms and conditions to his bonus or any incentive plan (including any equity incentive plan) that reduces the compensation he receives; (iii) a relocation of his principal place of employment to a location not within 45 miles of his current residence; (iv) ceasing to participate in long-term incentive plans on terms and conditions similar to other senior executive officers generally; or (v) assignment of any duties materially inconsistent with his status with the Company or a substantial alteration in the nature or status of his responsibilities, or a reduction in his titles or offices, or any removal from, or any failure to reelect him to, any of such positions.

Other Employment Agreements

On February 2, 2015, the Company entered into employment agreements with the following executives (the “Executives”) in connection with their services following the Closing: (i) Mr. DiVittorio in connection with services as Chief Financial Officer, Treasurer and Assistant Secretary; (ii) Mr. Reitz in connection with his services as Chief Operating Officer; and (iii) Mr. Young in connection with services as Vice President and Controller.

The employment agreements became effective as of the Closing and will continue in effect for an initial term of two years, subject to automatic renewals of additional successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal.

The employment agreements provide that the Executives will have the titles described above and will have the duties and provide services that are customary for such positions. However, the Executives may be assigned other duties by the CEO or his designee. In addition, an Executive’s employment can be transferred among the Company, its subsidiaries, affiliates, or any businesses operated by them.

The employment agreements further provide that the Executives will receive an annual base salary as follows: (i) $375,001.12 for Mr. DiVittorio; (ii) $487,203.18 for Mr. Reitz; and (iii) $261,363.69 for Mr. Young. The base salary will be reviewed periodically and may be increased, but not decreased, by the Company. In addition, the Executives will be eligible to participate in Company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other senior executive officers generally and at a level generally consistent with the Executive’s position.

The Executives will also be eligible to participate in any welfare benefit plans, pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the Company and will be entitled to receive perquisites generally provided to other senior officers of the Company.

Each agreement provides that if an Executive’s employment is terminated by the Company without “cause” or by non-renewal or by the Executives for “good reason” (each as defined in the agreement and described below), and the Executive executes a mutual release of claims, the Executive will be eligible to receive: (i) the Executive’s average base salary over the prior two years, payable over a one-year period after termination; (ii) the average total of all annual bonuses earned as incentive compensation (but not any long-term incentive awards) over the most recent two years, payable over a one-year period after termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) full vesting of all equity-based awards, to the extent unvested upon his termination.

In the case of Executive’s death or disability, the Company will pay pro-rata bonus for the year of termination and all equity-based awards will fully vest, to the extent unvested upon termination.

The agreement includes a non-competition provision that states the Executives will not, subject to certain listed exceptions, compete with, or solicit the Company’s customers or employees during employment and for the one-year period following termination. The agreements also contain covenants relating to the treatment of confidential information and two-year post-termination cooperation provisions. The form of the release also contains a non-disparagement covenant.

For purposes of the agreements, “good reason” means, in summary: (i) assignment of any duties materially inconsistent with Executive’s status with the Company or a substantial alteration in the nature or status of Executive’s responsibilities, or a reduction in Executive’s titles or offices, or any removal from, or any failure to reelect Executive to, any of such positions; (ii) a reduction in base salary; (iii) ceasing to participate in long-term incentive plans on terms and conditions similar to other senior executive officers generally and at a level generally consistent with the Executive’s position; or (iv) a relocation of the principal place of employment to a location not within 45 miles of Executive’s current residence, provided if Executive’s current commute is more than 45 miles, a further 10 mile relocation.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On February 3, 2015, the Board adopted a new Code of Conduct, which superseded the Code of Conduct in effect prior to the consummation of the Transactions. The new Code addresses ethical conduct, commitment to quality care, full, fair and accurate disclosure in documents the Company files with the SEC and other regulatory agencies, compliance with laws, regulations and professional standards, and the process for reporting suspected violations of the Code.

The Code took effect upon adoption by the Board and did not result in any waiver, explicit or implicit, of any provision of the Company’s previous code of ethics for senior financial officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS HEALTHCARE, INC.

Date: February 6, 2015	By:	/s/ Michael S. Sherman
Michael S. Sherman Senior Vice President, General Counsel, Secretary and Assistant Treasurer